Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS THIRD QUARTER 2014 RESULTS

Continued gains in South America and Europe offset by

headwinds in North America and Asia Pacific

PERRYSBURG, Ohio (October 28, 2014) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the third quarter ending September 30, 2014.

•      Third quarter 2014 earnings from continuing operations attributable to the Company were $0.37 per share (diluted), compared with $0.79 per share in the same period of 2013. Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.75 per share compared with $0.79 per share in the same period of 2013.

•      Volumes declined approximately 3 percent on a global basis year-over-year. Double-digit volume growth in South America was more than offset by declines in Europe, North America and Asia Pacific.

•      South America and Europe continue to generate year-on-year gains in operating profit. North America and Asia Pacific reported lower operating profit, primarily due to lower sales and production volume.

•      The Company agreed to enter into a joint venture and long-term supply agreement with Constellation Brands, Inc. to supply glass for their growing beer business.

•      The Board of Directors authorizes $500 million in share repurchases through 2017. The Company expects to repurchase at least $100 million in shares during 2015.

Commenting on the Company’s third quarter results, Chairman and Chief Executive Officer Al Stroucken said, “South America performed well in the quarter on higher sales and better productivity, leading to a 45 percent increase in profitability year-over-year. Europe also turned in strong results, despite a decline in shipments. This can be attributed largely to savings generated through our European asset optimization program. In Asia Pacific, we adjusted our capacity in Australia to better match reduced levels of wine exports. North America was clearly impacted by the continued volume decline of major domestic beer brands. This was exacerbated by lower productivity at our North American facilities, which we are addressing with great focus.”

(1)  Adjusted earnings refers to earnings from continuing operations attributable to the Company, excluding items management does not consider representative of ongoing operations, as cited in the table entitled Reconciliation to Adjusted Earnings in this release.

	Three months ended		Nine months ended
	September 30		September 30
(Dollars in millions, except per share amounts and operating profit margin)	2014	2013	2014	2013
Net sales	$1,745	$1,784	$5,181	$5,206
Segment operating profit	248	259	728	752
Segment operating profit margin	14.3%	14.6%	14.1%	14.5%
Earnings attributable to the Company from continuing operations	61	132	297	346
Earnings per share from continuing operations (diluted)	$0.37	$0.79	$1.79	$2.08

Adjusted earnings (non-GAAP)	$124	$132	$360	$366
Adjusted earnings per share (non-GAAP)	$0.75	$0.79	$2.17	$2.20

Net sales in the third quarter of 2014 were $1.7 billion, down 2 percent from the prior year third quarter. Price was up approximately 1 percent on a global basis. The Company realized price increases in all regions except Europe, which was expected given competitive pressures. Unfavorable foreign exchange rates weighed on reported sales, especially in South America and Europe.

Sales volume, in terms of tonnes shipped, declined in three of the Company’s four regions, leading to a global volume decrease of 3 percent. Volume in South America increased 15 percent, driven by gains in all countries, with beer outpacing other categories. Shipments in Europe were down one percent, reflecting market weakness across all segments. Volume in North America fell 3 percent, primarily due to continued declines in the major domestic beer brands. Volume in Asia Pacific contracted 24 percent due primarily to the Company’s smaller footprint in China, as well as ongoing weak beer and wine demand in Australia.

Segment operating profit was $248 million, down $11 million compared with the prior year third quarter. Europe recorded a $7 million increase in operating profit, as the benefit from its improving cost position fully offset lower sales volume. South America’s operating profit increased 45 percent. Higher sales and production volumes, coupled with the lack of unfavorable events that occurred in 2013, contributed to the region’s improved performance.

Asia Pacific and North America reported lower operating profit in the quarter. In Australia, continued weak demand in domestic beer and in wine exports suppressed sales and production volume. The Company responded by modestly reducing capacity to improve financial returns. In North America, operating profit was dampened by lower sales and production volumes, as well as lower productivity.

Corporate and other costs improved by $7 million compared with prior year, primarily driven by lower pension expense.

Net interest expense in the quarter decreased by $1 million compared with the same period of 2013, primarily due to deleveraging efforts.

Commenting on the Company’s outlook for the fourth quarter, Stroucken said, “There are strong indications of market uncertainty across the globe. Despite this, we expect higher operating profit in Europe and South America, driven by increased productivity and cost savings in the quarter. Profitability in Asia Pacific and North America, however, will remain muted in the face of lower sales and production volume. We remain confident in our ability to improve our operations, increase profitability and generate cash flow. As we approach an inflection point in our capital allocation priorities, we intend to commit a larger share of capital to our shareholders. In 2015, we will repurchase at least $100 million in shares. This is part of a three-year $500 million share repurchase program recently authorized by our Board of Directors.”

Based on the fourth quarter outlook, the Company now expects adjusted EPS for full year 2014 to be in the range of $2.62 to $2.72 per share. Due to the seasonality of its business, the Company generates most of its free cash flow (FCF) in the fourth quarter of the year. The strength of the US dollar is presently expected to reduce FCF, which is reported in US dollars, by approximately $30 million. As such, the Company expects FCF for 2014 to be approximately $320 million.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $7.0 billion in 2013 and employs approximately 22,500 people at 77 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit www.o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Join us in the #betteringlass conversation at www.glassislife.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings from continuing operations attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This document contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and

Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, events related to asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this document.

Conference call scheduled for October 29, 2014
O-I CEO Al Stroucken and CFO Steve Bramlage will conduct a conference call to discuss the Company’s latest results on Wednesday, October 29, 2014, at 8:00 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m., Eastern Time, on October 29. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:	Sasha Sekpeh, 567-336-5128 — O-I Investor Relations
Lisa Babington, 567-336-1445 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter 2014 earnings conference call is currently scheduled for Tuesday, February 3, 2015, at 8:00 a.m., Eastern Time.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2014	2013	2014	2013

Net sales	$1,745	$1,784	$5,181	$5,206
Cost of goods sold	(1,408)	(1,432)	(4,165)	(4,166)

Gross profit	337	352	1,016	1,040

Selling and administrative expense	(118)	(119)	(382)	(377)
Research, development and engineering expense	(15)	(15)	(47)	(45)
Interest expense, net	(53)	(54)	(161)	(178)
Equity earnings	13	16	48	49
Other expense, net	(73)	(2)	(70)	(17)

Earnings from continuing operations before income taxes	91	178	404	472

Provision for income taxes	(23)	(40)	(89)	(110)

Earnings from continuing operations	68	138	315	362

Loss from discontinued operations	(1)	(2)	(22)	(15)

Net earnings	67	136	293	347

Net earnings attributable to noncontrolling interests	(7)	(6)	(18)	(16)

Net earnings attributable to the Company	$60	$130	$275	$331

Amounts attributable to the Company:
Earnings from continuing operations	$61	$132	$297	$346
Loss from discontinued operations	(1)	(2)	(22)	(15)
Net earnings	$60	$130	$275	$331

Basic earnings per share:
Earnings from continuing operations	$0.37	$0.80	$1.80	$2.10
Loss from discontinued operations	—	(0.01)	(0.13)	(0.09)
Net earnings	$0.37	$0.79	$1.67	$2.01

Weighted average shares outstanding (thousands)	164,798	164,546	164,821	164,330

Diluted earnings per share:
Earnings from continuing operations	$0.37	$0.79	$1.79	$2.08
Loss from discontinued operations	—	(0.01)	(0.13)	(0.09)
Net earnings	$0.37	$0.78	$1.66	$1.99

Diluted average shares (thousands)	166,138	165,981	166,187	165,739

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

Unaudited	September 30, 2014	December 31, 2013	September 30, 2013

Assets
Current assets:
Cash and cash equivalents	$264	$383	$219
Receivables	1,042	943	1,172
Inventories	1,112	1,117	1,178
Prepaid expenses	105	107	103
Total current assets	2,523	2,550	2,672

Property, plant and equipment, net	2,499	2,632	2,657
Goodwill	1,960	2,059	2,059
Other assets	1,176	1,178	1,084

Total assets	$8,158	$8,419	$8,472

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$1,067	$322	$366
Current portion of asbestos-related liabilities	150	150	155
Accounts payable	1,027	1,144	989
Other liabilities	544	638	577
Total current liabilities	2,788	2,254	2,087

Long-term debt	2,434	3,245	3,298
Asbestos-related liabilities	226	298	198
Other long-term liabilities	887	1,019	1,512
Share owners’ equity	1,823	1,603	1,377

Total liabilities and share owners’ equity	$8,158	$8,419	$8,472

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Nine months ended September 30
Unaudited	2014	2013
Cash flows from operating activities:
Net earnings	$293	$347
Loss from discontinued operations	22	15
Non-cash charges
Depreciation and amortization	342	321
Pension expense	38	77
Restructuring, asset impairment and related charges	79	10
Cash Payments
Pension contributions	(25)	(23)
Asbestos-related payments	(72)	(108)
Cash paid for restructuring activities	(45)	(54)
Change in components of working capital	(312)	(309)
Other, net (a)	(111)	(27)
Cash provided by continuing operating activities	209	249
Cash utilized in discontinued operating activities	(22)	(7)
Total cash provided by operating activities	187	242

Cash flows from investing activities:
Additions to property, plant and equipment	(290)	(239)
Other, net	23	(10)
Cash utilized in investing activities	(267)	(249)

Cash flows from financing activities:
Changes in borrowings, net	17	(159)
Issuance of common stock	5	22
Treasury shares purchased	(12)	(20)
Distributions to noncontrolling interests	(37)	(21)
Other, net	(2)	(20)
Cash utilized in financing activities	(29)	(198)
Effect of exchange rate fluctuations on cash	(10)	(7)
Decrease in cash	(119)	(212)
Cash at beginning of period	383	431
Cash at end of period	$264	$219

(a)     Other, net includes other non cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2014	2013	2014	2013
Net sales:
Europe	$709	$733	$2,205	$2,129
North America	517	529	1,543	1,525
South America	313	282	826	820
Asia Pacific	197	236	584	714
Reportable segment totals	1,736	1,780	5,158	5,188

Other	9	4	23	18
Net sales	$1,745	$1,784	$5,181	$5,206

Segment operating profit (a):

Europe	$104	$97	$300	$267
North America	66	87	214	254
South America	61	42	155	132
Asia Pacific	17	33	59	99

Reportable segment totals	248	259	728	752

Items excluded from segment operating profit:
Retained corporate costs and other	(20)	(27)	(79)	(92)
Items not considered representative of ongoing operations (b)	(84)		(84)	(10)

Interest expense, net	(53)	(54)	(161)	(178)
Earnings from continuing operations before income taxes	$91	$178	$404	$472

Segment operating profit margin (c):

Europe	14.7%	13.2%	13.6%	12.5%
North America	12.8%	16.4%	13.9%	16.7%
South America	19.5%	14.9%	18.8%	16.1%
Asia Pacific	8.6%	14.0%	10.1%	13.9%

Reportable segment margin totals	14.3%	14.6%	14.1%	14.5%

(a)              Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)              Reference reconciliation to adjusted earnings.

(c)               Segment operating profit margin is segment operating profit divided by segment sales.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended September 30		Nine months ended September 30
Unaudited	2014	2013	2014	2013

Earnings from continuing operations attributable to the Company	$61	$132	$297	$346
Items impacting cost of goods sold:
Restructuring, asset impairment and related charges	8		8
Items impacting equity earnings	5		5
Items impacting other expense, net:
Restructuring, asset impairment and related charges	71		71	10
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees				11
Items impacting income tax:
Net benefit for income tax on items above	(20)		(20)	(1)
Items impacting net earnings (loss) attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above	(1)		(1)
Total adjusting items	63	—	63	20

Adjusted earnings	$124	$132	$360	$366

Diluted average shares (thousands)	166,138	165,981	166,187	165,739

Earnings per share from continuing operations (diluted)	$0.37	$0.79	$1.79	$2.08
Adjusted earnings per share	$0.75	$0.79	$2.17	$2.20